Exhibit 99.1

News Release	Acuity Brands, Inc.
1170 Peachtree Street, NE
Suite 2400
Atlanta, GA 30309

Tel: 404 853 1400
Fax: 404 853 1430

AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Reports Fiscal 2009 First Quarter Results

ATLANTA – January 6, 2009 – Acuity Brands, Inc. (NYSE: AYI) today announced results for the first quarter of fiscal 2009, including net sales of $452.0 million, a decline of 11 percent compared with $508.9 million for the year-ago period. Operating profit was $33.7 million and $54.9 million for the three months ended November 30, 2008 and 2007, respectively. Diluted earnings per share (EPS) for the first quarter of fiscal 2009 was $0.48 compared with $0.72 for the prior year. The results for the first quarter of fiscal 2009 include a $22.1 million pre-tax special charge, or $0.34 per diluted share, and prior year’s first quarter includes a $14.6 million pre-tax special charge, or $0.21 per diluted share. The special charge in both periods relates to streamlining activities as explained below. Excluding the special charges for both periods, adjusted operating profit for the first quarter of fiscal 2009 was $55.8 million, or 12.3 percent of net sales, compared with the prior year’s adjusted operating profit of $69.5 million, or 13.7 percent of net sales. Adjusted diluted EPS for the first quarter of fiscal 2009 was $0.82 compared with $0.93 for the prior year period, a decrease of 12 percent.

Mr. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “While our results in the first quarter of 2009 reflect the impact that turbulent global economic conditions are having on all manufacturing companies, these results also reflect the benefits we are realizing from our crisp execution allowing us to overcome many of the challenges we are facing. The speed of the decline in demand for lighting products and the dramatic rise in material and component costs during the quarter were unprecedented in our industry. While both negatively impacted our first quarter performance, benefits from our pricing and new product strategies, continuous improvement initiatives and streamlining efforts allowed us to partially mitigate the full impact of these events, resulting in adjusted operating profit margin in the first quarter of 2009 of over 12%.”

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The year-over-year 11 percent decline in net sales was due primarily to lower shipments, partially offset by an enhanced mix of products sold and price increases implemented to offset higher material costs. The decline in shipments was due primarily to the continued weakness in the residential market and reduced new store openings by retailers. The Company also recently began experiencing a decline in certain commercial and industrial markets as the global financial crisis and weakening economic environment adversely impacted the non-residential construction market, particularly for commercial buildings and warehouses. Additionally, unfavorable foreign currency fluctuations reduced net sales by approximately 1 percent.

Adjusted operating profit margin for the first quarter of fiscal 2009 was 12.3 percent compared with prior year’s adjusted operating profit margin of 13.7 percent. The year-over-year 140 basis point decline in the adjusted operating profit margin was due primarily to lower profit contribution on reduced shipments and higher material and component costs, partially offset by price increases, a more favorable mix of products sold, and savings from streamlining and productivity initiatives. The Company estimates that the increase in raw material and component costs negatively impacted cost of goods sold by approximately $17 million in the first quarter of fiscal 2009.

Cash and cash equivalents at the end of the first fiscal quarter totaled $264.6 million, a decrease of $32.5 million from the $297.1 million at the beginning of the fiscal year. The decrease in cash was due primarily to increased inventory levels in an effort to maintain customer service levels in anticipation of the consolidation of certain manufacturing facilities, annual prepayments associated with non-qualified benefit obligations, investments, the effect of exchange rate changes on cash, and dividends to stockholders.

Special Charges

The fiscal 2009 first quarter special charge of $22.1 million relates primarily to the acceleration of actions to streamline the organization including consolidation of certain manufacturing facilities. The special charge includes a non-cash expense of $1.6 million for the impairment of assets associated with the closing of a facility which was previously announced. The Company expects to realize benefits from these actions during fiscal 2009 of approximately $28 million, primarily in the second half of the fiscal year following the consolidation of previously announced manufacturing operations that are scheduled to be completed by the fiscal fourth quarter. The Company expects

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to realize annualized savings of approximately $45 million related to current year consolidation and streamlining efforts. In the first quarter of fiscal 2008, the Company incurred a special charge of $14.6 million related to actions to streamline and simplify the Company’s organizational structure and operations following the spin-off of Zep Inc. The Company believes it has realized the previously anticipated annualized cost savings of approximately $14 million as a result of this reorganization effort.

Outlook

Mr. Nagel said, “We believe the precipitous decline in consumer confidence and the lack of credit availability, particularly during September and October, accelerated the slowdown in our core markets during the first quarter. While it is impossible to accurately forecast the full impact that these unusual events will have on our core markets in the foreseeable future or for how long, we believe unit volume for our core markets will be down at least in the middle teens for fiscal 2009.

“We anticipate that our second quarter will be challenging due primarily to the turbulent economic environment as well as normal seasonal factors, including inconsistent customer demand and the potential for inventory rebalancing by certain customers. Additionally, the spike in commodities prices, particularly steel, that occurred during the spring and summer months of 2008 is likely to continue to pressure our margins into the second quarter as these higher prices flow through our cost of goods sold as a result of the delayed timing of price increases associated with the purchase of such materials. Although we remain disciplined in our pricing for products and services, the recent decline in commodity prices will likely result in lower pricing which may negate our August 2008 price increase.

“Despite these challenges, we continue to see opportunities. During fiscal 2009, we expect to realize significant savings, primarily in the second half of the fiscal year, from previously announced actions to streamline our operations, including the consolidation of certain manufacturing operations. Additionally, we expect to continue to invest and deploy resources in profitable growth opportunities, including a continued focus on industry-leading product innovation incorporating sustainable design and increased service and product capabilities to better serve our existing customers as well as the renovation and relight market. We believe the Company is positioned well to capitalize on relight opportunities as well as infrastructure improvements, both of which were mentioned in a potential stimulus package by the Federal government. We also

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continue to expand our market presence in key markets, such as the New York City metropolitan area where we have historically had limited participation. Additionally, yesterday’s announced acquisition of the assets of Lighting Control & Design, Inc. will enhance our portfolio of lighting controls and energy management solutions, thus, providing opportunities to accelerate our growth in this expanding market.”

Mr. Nagel concluded, “While the current turmoil in the economic environment will likely negatively impact performance during the near-term, we remain positive about our long-term future performance and our ability to outperform the market. Our past and future actions to create value for our customers, to invest in our associates to be even more customer-focused and productive, and to more effectively deploy assets to generate greater returns for our shareholders should enhance the Company’s opportunity to prosper over the long-term.”

Please see the Company’s Form 10-Q filed with the Securities and Exchange today for more information on fiscal 2009 first quarter results. You may access the 10-Q through the Company’s website at www.acuitybrands.com.

Non-GAAP Financial Measures

Acuity Brands’ management included in the above news release the terms “adjusted diluted EPS”, “adjusted operating profit”, and “adjusted operating profit margin” which are non-GAAP financial measures provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial measures provide useful information to investors by excluding or adjusting items related to streamlining and manufacturing consolidation activities which affected our reported operating results. We believe these special items impacted the comparability of the Company’s core operating results and that these items are not reflective of fixed costs that the Company will incur over the long term. The non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measures for adjusted diluted EPS, adjusted operating profit, and adjusted operating profit margin are “diluted EPS”, “operating profit”, and “operating profit margin”, respectively, all of which include the impact of special items. The non-GAAP financial measures included in this news release have been reconciled to the nearest GAAP measure.

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Conference Call

As previously announced, the Company will host a conference call to discuss first quarter results today at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company’s Web site: www.acuitybrands.com.

Acuity Brands, Inc. owns and operates Acuity Brands Lighting, Inc. and Acuity Brands Technology Services, Inc. With fiscal year 2008 net sales of approximately $2.0 billion, Acuity Brands Lighting and Acuity Brands Technology Services combined are one of the world’s leading providers of lighting fixtures and related products and services and include brands such as Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, SpecLight®, MetalOptics®, Antique Street Lamps™, Synergy® Lighting Controls, SAERIS™, and ROAM®. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 6,200 associates and has operations throughout North America and in Europe and Asia.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the federal securities laws. Statements that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “anticipates,” “may,” and similar terms that relate to future events, performance, or results of the Company and specifically include statements regarding the Company’s ability to execute and realize benefits from initiatives related to streamlining its operations, market unit volume forecasts, and Company performance expectations for fiscal 2009. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. A variety of other risks and uncertainties are discussed in the Company’s filings with the SEC, including the risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2008. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking

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statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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ACUITY BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	November 30, 2008	August 31, 2008
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$264,634	$297,096
Accounts receivable, less reserve for doubtful accounts of $1,557 at November 30, 2008 and $1,640 at August 31, 2008	244,296	268,971
Inventories	162,120	145,725
Deferred income taxes	23,979	18,251
Prepayments and other current assets	34,588	26,104

Total Current Assets	729,617	756,147

Property, Plant, and Equipment, at cost:
Land	7,301	9,501
Buildings and leasehold improvements	109,863	126,450
Machinery and equipment	325,082	334,641

Total Property, Plant, and Equipment	442,246	470,592
Less - Accumulated depreciation and amortization	299,170	309,086

Property, Plant, and Equipment, net	143,076	161,506

Other Assets:
Goodwill	338,748	342,306
Intangible assets	128,129	129,319
Deferred income taxes	2,281	2,226
Other long-term assets	18,002	17,187

Total Other Assets	487,160	491,038

Total Assets	$1,359,853	$1,408,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$180,193	$205,776
Current maturities of long-term debt	159,993	159,983
Accrued compensation	45,337	67,463
Other accrued liabilities	97,212	89,344

Total Current Liabilities	482,735	522,566
Long-Term Debt	203,959	203,953

Accrued Pension Liabilities, less current portion	26,260	26,686

Deferred Income Taxes	22,856	23,983

Self-Insurance Reserves, less current portion	9,205	8,853

Other Long-Term Liabilities	46,225	47,104

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 49,892,175 issued and 40,404,475 outstanding at November 30, 2008; and 49,689,408 issued and 40,201,708 outstanding at August 31, 2008	499	497
Paid-in capital	630,142	626,435
Retained earnings	380,559	366,904
Accumulated other comprehensive loss items	(47,116)	(22,819)
Treasury stock, at cost, 9,487,700 shares at November 30, 2008 and 9,487,700 at August 31, 2008	(395,471)	(395,471)

Total Stockholders’ Equity	568,613	575,546

Total Liabilities and Stockholders’ Equity	$1,359,853	$1,408,691

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ACUITY BRANDS, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per-share data)

	Three Months Ended November 30
	2008	2007
Net Sales	$452,025	$508,865
Cost of Products Sold	277,302	305,676

Gross Profit	174,723	203,189
Selling, Distribution, and Administrative Expenses	118,924	133,646
Special Charge	22,062	14,638

Operating Profit	33,737	54,905
Other Expense (Income):
Interest expense, net	8,002	6,993
Miscellaneous (income) expense, net	(4,181)	(309)

Total Other Expense	3,821	6,684

Income from Continuing Operations before Provision for Income Taxes	29,916	48,221
Provision for Income Taxes	10,501	17,296

Income from Continuing Operations	19,415	30,925
Income from Discontinued Operations	—	147

Net Income	$19,415	$31,072

Earnings Per Share:
Basic Earnings per Share from Continuing Operations	$0.49	$0.74
Basic Earnings per Share from Discontinued Operations	—	0.00

Basic Earnings per Share	$0.49	$0.74

Basic Weighted Average Number of Shares Outstanding	39,930	41,783

Diluted Earnings per Share from Continuing Operations	$0.48	$0.72
Diluted Earnings per Share from Discontinued Operations	—	0.00

Diluted Earnings per Share	$0.48	$0.72

Diluted Weighted Average Number of Shares Outstanding	40,765	42,936

Dividends Declared per Share	$0.13	$0.15

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ACUITY BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended November 30
	2008	2007
Cash Provided by (Used for) Operating Activities:
Net income	$19,415	$31,072
Less: Income from Discontinued Operations	—	147

Income from Continuing Operations	19,415	30,925
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	8,820	8,376
Excess tax benefits from share-based payments	(185)	(610)
(Gain)/Loss on the sale or disposal of property, plant, and equipment	37	(47)
Impairments	1,558	—
Deferred income taxes	(6,409)	(656)
Other non-cash items	1,151	1,374
Change in assets and liabilities, net of effect of acquisitions, divestitures and effect of exchange rate changes:
Accounts receivable	18,042	11,013
Inventories	(18,753)	(345)
Prepayments and other current assets	(4,078)	3,496
Accounts payable	(23,386)	(21,139)
Other current liabilities	(11,077)	(16,407)
Other	6,673	10,384

Net Cash (Used for) Provided by Operating Activities	(8,192)	26,364

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(4,504)	(6,345)
Proceeds from sale of property, plant, and equipment	82	86
Acquisitions	(8,000)	—

Net Cash Used for Investing Activities	(12,422)	(6,259)

Cash Provided by (Used for) Financing Activities:
Repayments of long-term debt	—	(2)
Employee stock purchase plan issuances	172	239
Stock options exercised	2,217	1,248
Repurchases of common stock	—	(93,112)
Excess tax benefits from share-based payments	185	610
Dividend received from Zep Inc.	—	62,500
Dividends paid	(5,305)	(6,417)

Net Cash Used for Financing Activities	(2,731)	(34,934)

Cash flows from Discontinued Operations:
Net Cash Provided by Operating Activities	—	799
Net Cash Used for Investing Activities	—	(410)
Net Cash Provided by Financing Activities	—	970

Net Cash Provided by Discontinued Operations	—	1,359

Effect of Exchange Rate Changes on Cash	(9,117)	1,505

Net Change in Cash and Cash Equivalents	(32,462)	(11,965)
Cash and Cash Equivalents at Beginning of Period	297,096	213,674

Cash and Cash Equivalents at End of Period	$264,634	$201,709

Supplemental Cash Flow Information:
Income taxes paid during the period	$991	$14,751
Interest paid during the period	$10,477	$10,936

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ACUITY BRANDS, INC.

GAAP to Non-GAAP Reconciliation (Unaudited)

The table below reconciles certain GAAP measures to the corresponding non-GAAP measures, which exclude the special charges for streamlining the organization including consolidation of certain manufacturing facilities. The Company believes these non-GAAP measures provide greater comparability and enhanced visibility into the improvements realized.

	THREE MONTHS ENDED November 30
	2008		2007
		% of Sales		% of Sales
Net Sales	$452,025		$508,865
Operating Profit (GAAP)	33,737	7.50%	54,905	10.80%
Add-back: Special Charge	22,062	4.90%	14,638	2.90%

Adjusted Operating Profit (Non-GAAP)	$55,799	12.30%	$69,543	13.70%

Diluted Earnings Per Share (GAAP)	$0.48		$0.72
Add-back: Special Charge	$0.34		$0.21

Adjusted Diluted Earnings Per Share (GAAP)	$0.82		$0.93